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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Cohen & Steers Global Power Fund, Inc.

Address of Principal Business Offices
(No. & Street, City, State, Zip Code):

          757 Third Avenue
          New York, NY  10017

Telephone Number (including area code):     (212) 832-3232

Name and address of agent for service of process:

          Robert H. Steers
          Cohen & Steers Capital Management, Inc.
          757 Third Avenue
          New York, NY  10017

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   Yes [X]        No [ ]


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Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 8th day of September, 2005.

                                Cohen & Steers Global Power Fund, Inc.


                                By:      /s/ Adam M. Derechin
                                         --------------------
                                Name:    Adam M. Derechin
                                Title:   President


Attest:     /s/ Jay J. Chen
            ---------------
            Name: Jay J. Chen
            Title: Treasurer